SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT ("Agreement") is dated as of August 19, 2004, by and between AURA SYSTEMS, INC., a Delaware corporation (the "Company"), and the purchasers identified on the signature page of this Agreement ( each, a "Purchaser," and together with such other investors who participate in the "Offering" described below, "Purchasers") with regard to the following:

RECITALS

A. The Company is offering for sale (the "Offering") to accredited investors in a private placement a minimum of Five Million Dollars ($5,000,000.00) (the "Minimum Offering Amount") and a maximum of Fifteen Million Dollars ($15,000,000) (the "Maximum Offering Amount") of its units ("Units") at a purchase price of One Thousand Dollars ($1,000) per Unit, each Unit consisting of (i) Two Hundred (200) shares of Series B Preferred Stock (the "Series B Shares") having the rights, preferences and privileges set forth in the Certificate of Designations of Series B Cumulative Preferred Stock of Aura Systems, Inc., annexed as Exhibit "A" attached hereto (the "Certificate of Designations"), which Series B Shares are convertible into shares (the "Conversion Shares") of the Company's Common Stock, par value $.005 per share (the "Common Stock"), and (ii) Series B Warrants in the form of Exhibit "B" attached hereto (the "Series B Warrants"), each warrant entitling the holder to purchase up to Twelve Thousand Five Hundred (12,500) shares of Common Stock. The Minimum Offering Amount and the Maximum Offering Amount exclude the conversion of Intercreditor Creditor Bridge Loans and former Intercreditor Bridge Loans (as defined below) described herein. The Warrants entitle the holder thereof to purchase the number of shares (the "Warrant Shares") of Common Stock as set forth above. The Series B Shares, the Conversion Shares, the Series B Warrants and the Warrant Shares being offered and sold to a Purchaser are each referred to as a "Security" and collectively the "Securities."

B. Pursuant to the Offering, the Company desires to issue and sell to Purchasers, and Purchasers desires to purchase from the Company, the Units upon and subject to the terms and conditions hereinafter set forth.

C. Contemporaneously with the "Closing" under this Agreement, the parties will be executing and delivering (i) a Registration Rights Agreement in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), pursuant to which the Company agrees to provide certain registration rights under the Securities Act, the rules and regulations promulgated thereunder and applicable state securities laws, (ii) a Shareholder Agreement in the form attached hereto as Exhibit D (the "Shareholder Agreement"), pursuant to which the holders of the Series B Shares agree to certain voting arrangements, and (iii) an Escrow Agreement in the form attached hereto as Exhibit I (the "Escrow Agreement") by and among the Company, the Purchasers and Interwest Transfer Co, Inc. as Escrow Agent (the "Escrow Agent"), pursuant to which a portion of the purchased Units will be placed in escrow with the Escrow Agent until the purchase price for such Units has been paid as provided herein.

D. The Company and Purchasers are executing and delivering this Agreement in reliance upon the exemption from registration afforded by the provisions of Section 4(2) under the Securities Act of 1933 (the "Securities Act"), and Regulation D ("Regulation D"), as promulgated by the United States Securities and Exchange Commission (the "SEC").

NOW, THEREFORE, in consideration of their respective promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Purchasers hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SECURITIES

1.1 Purchase of Units. Subject to the terms and the satisfaction or waiver of the conditions set forth in this Agreement, the Company and each Purchaser agree that on the Closing Date (as hereinafter defined) Purchaser will purchase from the Company, and the Company will issue and sell to such Purchaser, severally and not jointly with the other Purchasers, Units in the aggregate dollar amount equal to the Subscription Amount set forth on the signature page of this Agreement next to the Purchaser's name (the "Subscription Amount").

1.2 Form and Terms of Payment. At the Closing, subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII hereof, each Purchaser shall pay the Subscription Amount as follows: Each Purchaser shall pay the full Subscription Amount at Closing, which Subscription Amount consists of the Initial Payment (as hereinafter defined) and, for Purchasers who do not pay the full Subscription Amount on the Closing Date, the Purchaser's Promissory Note in the form attached hereto as Exhibit J ("Promissory Note") for the remaining balance of the Subscription Amount.

a. The Initial Payment shall be made by each Purchaser (i) in cash, by wire transfer to the Company in accordance with the Company's written wiring instructions, (ii) by credit against the purchase price for amounts previously advanced to the Company, in satisfaction thereof, and/or (iii) by conversion of outstanding indebtedness of the Company. The type and amount of consideration constituting the Initial Payment for each Purchaser is set forth in the Funding Schedule attached hereto as Exhibit E (the "Funding Schedule"), and is referred to in this Agreement as the "Initial Payment."

b. The Promissory Note for each Purchaser shall be dated the Closing Date, shall be in the principal amount equal to the Subscription Amount less the Initial Payment as set forth in the Funding Schedule, with principal payments due on the principal payment dates set forth for each Purchaser in the Funding Schedule, and otherwise containing the terms set forth in the Promissory Note.

1.3 Delivery of Certificates at Closing; Escrow. At the Closing, subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII hereof, the Company shall deliver to each Purchaser certificates evidencing the number of Units paid for by the Initial Payment (i.e. the amount of the Initial Payment divided by the purchase price of One Thousand Dollars ($1,000) per Unit). Certificates evidencing the remaining purchased Units shall be delivered by the Company to the Escrow Agent at the Closing, to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

1.4 Closing Date. Subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII below, the date and time of the issuance, sale and purchase of the Units pursuant to this Agreement shall be the date of this Agreement (the "Closing Date").

1.5 Option to Purchase the Option Stock. The Company hereby grants to each of the Purchasers, severally and not jointly, an option ("Option") to purchase from the Company at any time on or before May 31, 2005, subject to the other provisions of this Agreement, including this Section 1.5, additional Units, with registration rights (collectively, the "Option Units"), in an aggregate amount up to 50% of the Units paid for by such Purchaser by the Initial Payment on the Closing Date or as principal payments received by the Company under the Promissory Note, and not to exceed, in the aggregate for any Purchaser, Fifty Percent (50%) of the number of Units subscribed for by such Purchaser under this Agreement as of the Closing Date, at a purchase price of One Thousand Dollars ($1,000) per Unit (the "Option Purchase Price") as follows:

a. For Purchasers utilizing a Promissory Note to pay for securities,

(i) such Option shall be exercisable by a Purchaser at its sole election and without any obligation to do so, in whole or in part, on any "Note Principal Payment Date" (as set forth in the Funding Schedule) for a number of Units not to exceed the number of Units obtained by dividing fifty percent (50%) of the corresponding "Note Principal Payment Amount" (and any prepayments of principal, if any, made since the prior Note Principal Payment Date) by $1,000 (the Unit Price), provided however, that on the first Note Principal Payment Date, the Option shall be exercisable for an amount equal to (A) 50% of the Note Principal Payment Amount plus the amount of the Purchaser's Initial Payment and any prepayments of principal under the Promissory Note, (B) divided by 1,000 (the Unit Price).

(ii). A Purchaser may exercise such Option by giving the Company written notice of such exercise ("Notice of Exercise") no later than five (5) business days prior to the applicable Note Principal Payment Date stating the number of Option Units proposed to be purchased. In the event a Purchaser exercises such Option, upon and subject to the terms and conditions set forth herein and in exchange for payment by of the applicable portion of Option Purchase Price, the Company hereby agrees to issue and sell to each such Purchaser, and each such Purchaser shall thereby be deemed to agree to purchase from the Company, the applicable portion of the Option Units.

(iii) The portion of an Option which was exercisable as of any Note Principal Payment Date, to the extent not exercised as of the Note Principal Payment Date, shall automatically expire. If at any time on or after the Closing Date and prior to May 31, 2005, the Company shall obtain equity funding (other than pursuant to the Offering) or debt funding, or both, in an aggregate amount of not less than $2,000,000, then upon written notice by the Company to the Purchaser ("Option Termination Notice"), the unexercised portion of the Option shall expire at 5:00 p.m., Los Angeles time, on the fifth business day following the date of such notice (the "Option Termination Date"). Upon receipt of the Option Termination Notice the Option shall be exercisable by a Purchaser at its sole election and without any obligation to do so, in whole or in part, on the Option Termination Date for a number of Units not to exceed the number of Units obtained by dividing fifty percent (50%) of any principal prepayments, if any, made since the prior Note Principal Payment Date or to be made on the Option Termination Date (plus, if the first Note Principal Payment Date has not occurred prior to the Option Termination Date, the Initial Payment) by $1,000 (the Unit Price).

b. For Purchasers not utilizing a Promissory Note to pay for securities (i.e. cash, conversion of cash advances or conversion of notes) such Option shall be exercisable by a Purchaser at its sole election and without any obligation to do so, in whole or in part (i) in increments of 50% by December 31, 2004 and 50% by May 31, 2005 and (ii) subject to earlier termination upon notice as set forth in Section 1.5(a)(iii) hereof but with the amount of the option exercisable under the circumstances described in Section 1.5(a)(iii) being equal to fifty percent (50%) of the unexercised portion of the original option.

c. The terms of purchase of the Option Units at the closing thereof (an "Option Closing") thereof shall be the same as for the other Units purchased by a Purchaser, except that:

      The Option Purchase Price shall be paid to the Company in cash at the Option Closing which shall be no later than 21 days following the applicable Option Termination Date or date of exercise.
      The terms and conditions in Sections 6.1 and 7.1 shall not be applicable to the Option Closing.
      An Option Closing shall be held on the applicable Note Principal Payment Date or the Option Termination Date (the "Option Closing Date"), as the case may be.

(iv) At the Option Closing, the Company shall deliver to the Purchaser certificates evidencing the number of Option Units paid for by the Option Payment (i.e. the amount of the Initial Option Payment divided by the purchase price of One Thousand Dollars ($1,000) per Unit) against delivery of the full purchase price thereof.

ARTICLE II

PURCHASER'S REPRESENTATIONS AND WARRANTIES

    Representations, Warranties and Covenants of Each Purchaser. Each Purchaser, severally but not jointly, hereby represents and warrants to the Company as follows, on and as of (i) the date of this Agreement, (ii) the Closing Date, and (iii) each Option Closing Date:

      Risk of Investment. Such Purchaser understands that the purchase of the Securities involves a high degree of risk including, but not limited to, the following: (i) only investors who can afford the loss of their entire investment should consider investing in the Company or the Securities, (ii) such Purchaser may not be able to liquidate its investment, (iii) transferability of the Securities is limited under applicable securities laws, and (iv) an investment in the Securities involves a high degree of risk, including those described in the SEC Reports. Such Purchaser acknowledges that the Company is not timely in its SEC filings and has a severe working capital deficit.

      Lack of Liquidity. Such Purchaser confirms that it is able (i) to bear the economic risk of this investment, (ii) to hold the Securities for an indefinite period of time, and (iii) to afford a complete loss of its investment.

      Purchaser Capacity. Such Purchaser hereby represents that such Purchaser, by reason of such Purchaser's business or financial experience, has the capacity to protect such Purchaser's own interests in connection with the transactions contemplated by the Agreements.

      Receipt of Information. Such Purchaser hereby acknowledges that such Purchaser has reviewed the SEC Reports, including the Form 10-k for the year ended February 28, 2004 which was filed on August 18, 2004 and is available on the SEC website www.sec.gov and the Supplemental Disclosure Memorandum dated August 19, 2004, a copy of which is attached hereto as Exhibit "K," (the "Disclosure Memorandum"), and hereby represents that it has been furnished by the Company, during the course of this transaction, with all information regarding the Company which such Purchaser has requested, has been afforded the opportunity to ask questions of, and to receive answers from, duly authorized officers or other representatives of the Company concerning the terms and conditions of the Offering and the affairs of the Company and has received any additional information which such Purchaser has requested, it being understood that neither this nor any other representation or warranty by any such Purchaser is intended to reduce any representation or warranty by the Company.

      Reliance on Information. Such Purchaser has relied upon the information provided by the Company in the SEC Reports, in this Agreement, the Disclosure Memorandum and information obtained in such Purchaser's own independent investigation in making the decision to invest in the Securities. To the extent deemed necessary or advisable by it, such Purchaser has retained, at the sole expense of such Purchaser, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of the this Agreement and an investment in the Securities.

      No Solicitation. Such Purchaser represents that no Securities were offered or sold to such Purchaser by means of any form of general solicitation or general advertising, and in connection therewith such Purchaser has not (i) received or reviewed any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio whether closed circuit, or generally available, or (ii) attended any seminar meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising.

      Registration. Such Purchaser hereby acknowledges that the Offering has not been reviewed by the Securities and Exchange Commission or any state regulatory authority, since the Offering is intended to be exempt from the registration requirements of Section 5 of the Securities Act pursuant to Section 4(2) and Regulation D thereunder. Such Purchaser shall not sell or otherwise transfer the Securities unless a subsequent disposition is registered under the Securities Act or is exempt from such registration.

      Purchase for Own Account. Such Purchaser understands that the Securities have not been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act which depends, in part, upon such Purchaser's investment intention. In this connection, such Purchaser hereby represents that it is purchasing Securities for its own account for investment and not with a view toward the resale or distribution to others or for resale in connection with any distribution or public offering (within the meaning of the Securities Act), nor with any present intention of distributing or selling the same and such Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation or commitment providing for the disposition thereof. Such Purchaser was not formed for the purpose of purchasing the Securities. Notwithstanding the foregoing, the disposition of such Purchaser's property shall be at all times within such Purchaser's own control, and such Purchaser's right to sell or otherwise dispose of all or any part of the Securities, including without limitation pursuant to any registration contemplated by the Registration Rights Agreement, shall not be prejudiced; provided that such Purchaser complies with applicable securities laws. Nothing herein shall prevent the distribution of any Securities to any member, partner or stockholder, former member, partner, or stockholder of such Purchaser in compliance with the Securities Act and applicable state securities laws.

      Holding Period. Such Purchaser understands that the Securities are subject to significant limitations on resale under applicable securities laws. Such Purchaser understands that reliance upon Rule 144 under the Securities Act for resales of the Securities requires, among other conditions, a one-year holding period prior to the resale (such resale after such one year holding period being further subject to sales volume limitations). Such Purchaser understands and hereby acknowledges that the Company is under no obligation to register any of the Securities under the Securities Act, any applicable state securities or "blue sky" laws or any applicable foreign securities laws, except as set forth in the Registration Rights Agreement.

      Legends. Each such Purchaser consents to the placement of the legend set forth below, or a substantial equivalent thereof, on any certificate or other document evidencing the Securities:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE SECURITIES ACT. ANY SUCH TRANSFER MAY ALSO BE SUBJECT TO COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS AND THE LAWS OF OTHER APPLICABLE JURISDICTIONS.

      Such Purchaser further consents to the placement of one or more restrictive legends on any Securities issued in connection with this Offering as may be required by applicable securities laws. Such Purchaser is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the transferability of the Securities.

      Residence of Purchaser. Such Purchaser hereby represents that the address of such Purchaser furnished by such Purchaser on the signature page hereof is such Purchaser's principal business address and the residence of Purchaser furnished by Purchaser on the signature page hereof is such Purchaser's correct residence.

      Authorization; Enforceability. Such Purchaser represents that such Purchaser has full power and authority (corporate, statutory and otherwise) to execute and deliver the Agreements and to purchase the Securities. The Agreements have been duly executed and delivered by such Purchaser and constitute the legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

      Organization, Good Standing Qualification. If an entity, such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

      Brokers. Such Purchaser has not retained any person as a broker, finder or intermediary, directly or indirectly, and shall indemnify and hold harmless the Company from and against all fees, commissions or other payments owing to any Person acting or purporting to act on behalf of such Purchaser, directly or indirectly, as a broker, finder or intermediary.

      Accredited Investor. Such Purchaser represents that it is an "accredited investor" as such term is defined in Rule 501 of Regulation D, which definition is set forth in Exhibit "L" attached to this Agreement.

      Reliance on Representation and Warranties. Such Purchaser understands that the Securities are being offered and sold to the undersigned in reliance on specific exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Securities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to each Purchaser as follows, on and as of (i) the date of this Agreement, (ii) the Closing Date, and (iii) each Option Closing Date:

      Accuracy of Reports. All reports required to be filed by the Company since and including the filing of the Company's Form 10-K for the fiscal year ended February 28, 2003 (collectively, the "SEC Reports") have been duly filed with the Securities and Exchange Commission, except (i) certain of the SEC Reports were filed late and (ii) as of the date of this Agreement, the Company has not filed its Form 10-Q for the quarter ended May 31, 2004 which report will also be late. Except as set forth in the Schedule of Exceptions attached as Exhibit C to the Amendment and Conversion Agreement (as hereinafter defined): as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to the SEC Reports; none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and the financial statements of the Company included in the SEC Reports complied as of their respective dates of filing in all material respects with applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Regulation S-X promulgated by the Securities and Exchange Commission) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

      Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business.

      Valid Issuance and Voting Rights. The Securities have been duly and validly authorized and, when issued and/or paid for pursuant to the Agreements, will be validly issued, fully paid and non-assessable. Except as set forth in the Agreements and as otherwise required by law, there are no restrictions upon the voting or transfer of the Securities pursuant to the Certificate of Incorporation, By-laws or other governing documents of the Company or any agreement or other instruments to which the Company is a party or by which the Company is bound.

      Authorization; Enforceability. The Company has all corporate right, power and authority to enter into the Agreements and to consummate the transactions contemplated by the Agreements. The Agreements have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

      No Conflict; Governmental Consents.

      (a) The execution and delivery by the Company of the Agreements and the consummation of the transactions contemplated by the Agreements will not result in the violation by the Company of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Company is bound, or of any provision of the Certificate of Incorporation, By-laws or other governing documents of the Company, and will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any lease, loan agreement, mortgage, security agreement, trust indenture, securities purchase agreement, registration rights agreement or other agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any lien upon any of the properties or assets of the Company, except for such violations, conflicts, breaches or violations which individually or in the aggregate will not have a material adverse effect on the Company. The issuance and/or sale of the Securities contemplated by the Agreements will not give rise to any preemptive rights, rights of first refusal or anti-dilution pricing adjustment rights on behalf of any Person.

      (b) No consent, approval, authorization or other order of any governmental authority or other third party is required to be obtained by the Company in connection with the authorization, execution and delivery of the Agreements or with the authorization, issue and/or sale of the Securities, except such filings as may be required to be made with the Securities and Exchange Commission, or with any state or foreign blue sky or securities regulatory authority. The Company shall make all such filings on a timely basis. The Offering is exempt from the registration requirements of the Securities Act and applicable state or foreign blue sky or securities laws. The Company is eligible to register the resale of the Securities as a secondary offering on a registration statement on Form S-1 under the Securities Act as contemplated (as an alternative form to Form S-3) by the Registration Rights Agreement.

      Licenses. The Company has all licenses, permits and other governmental authorizations currently required for the conduct of its business or ownership of properties and is in all material respects in compliance therewith.

      Capitalization. The total authorized capital stock of the Company on the Closing Date (after giving effect to the transactions contemplated by the Agreements and any related transactions) consists of (i) 500,000,000 shares of Common Stock, subject to increase as contemplated herein, and (ii) 10,000,000 shares of preferred stock, par value $.005 (the "Preferred Stock"). Of such authorized Common Stock, 430,913,159 shares are issued and outstanding on the Closing Date. Of such authorized Preferred Stock, 591,110 shares of Series A Preferred Stock are issued and outstanding on the Closing Date and no Series B Shares are outstanding (before giving effect to the transactions contemplated by the Agreements and any related transactions). Except for (A) 56,342,765 shares of Common Stock issuable upon exercise of stock options granted under the Company's stock option plans, (B) 54,457,190 shares of Common Stock issuable upon exercise of outstanding warrants, (C) the Securities issuable pursuant to the Amendment and Conversion Agreement or former Intercreditor Bridge Loans pursuant to this Agreement (D) the Securities issuable pursuant to the Agreements, (E) the securities described in the Funding Schedule issuable in connection with the Settlement Agreement, the Real Estate Documents and to Meehan, (F) 13,790,924 shares of common stock to be issued to certain investors as described in the Company's SEC Reports and (G) 1,943,276 shares of common stock which also constitute Penalty Shares to be issued to holders who did not join the lawsuit, there are no outstanding securities convertible into or exchangeable for capital stock of the Company, there are no shares of capital stock of the Company that have been reserved for issuance and there are no outstanding options, warrants or other rights to subscribe for or purchase from the Company any shares of capital stock of the Company or any securities convertible into or exchangeable for capital stock of the Company as of the Closing Date (after giving effect to the transactions contemplated by the Agreements and any related transactions).

      Brokers. The Company has not retained any person as a broker, finder or intermediary, directly or indirectly, and shall indemnify and hold harmless the Purchasers from and against all fees, commissions or other payments owing to any Person acting or purporting to act on behalf of the Company, directly or indirectly, as a broker, finder or intermediary.

3.9 Conversion of Intercreditor Bridge Loans. Three Million Five Hundred Thousand Dollars ($3,500,000) of the Intercreditor Bridge Loans and former Intercreditor Bridge Loans have been converted into Series B Shares and Series B Warrants at or prior to the Closing, consisting of (i) Two Million Five Hundred Thousand Dollars ($2,500,000) of Intercreditor Bridge Loans which have been converted by the Intercreditor Bridge Lenders pursuant to an Amendment and Conversion Agreement in the form attached hereto as Exhibit F (the "Amendment and Conversion Agreement") and (ii) One Million Dollars ($1,000,000) of former Intercreditor Bridge Loans held by certain of the Purchasers which have been converted by them pursuant to this Agreement.

3.10 Extension of Intercreditor Bridge Loans. The stated maturity of the remaining Intercreditor Bridge Loans has been extended to the first anniversary of the Closing Date pursuant to the Amendment and Conversion Agreement.

3.11 Resolution of Real Estate Situation. The Company and/or Aura Realty, Inc., a wholly owned subsidiary of the Company, have entered into (i) the Stocks Agreement dated as of May 30, 2004 between certain parties to purchase the real estate and (ii) an Agreement dated as of May 28, 2004 to divide the proceeds of the sale of the real estate and (iii) upon closing of the sale which is currently in escrow, have agreed to enter into a Lease of the real estate in the forms attached hereto as Exhibit G (collectively, the "Sale-Leaseback Agreement")

3.12 Resolution of Former Management Situation. The Company has entered into a global settlement agreement with former management pursuant to a Settlement Agreement in the form attached hereto as Exhibit H ( the "Settlement Agreement")

3.13 Minimum Subscriptions. At or prior to the Closing, the Company shall have sold Units in the Offering for an aggregate minimum Subscription Amount of Five Million Dollars ($5,000,000), excluding the conversion of Intercreditor Bridge Loans pursuant to the Amendment and Conversion Agreement and conversion of former Intercreditor Bridge Loans pursuant to this Agreement.

ARTICLE IV

COVENANTS

4.1 Best Efforts. Purchasers and the Company shall use their best efforts to timely satisfy each of the conditions precedent to their respective obligations described in Articles VI and VII, respectively, of this Agreement.

4.2 Securities Laws. The Company shall take such action as is necessary to sell the Securities to Purchaser in accordance with applicable securities laws of the states of the United States, and shall provide evidence of any such action so taken to Purchaser at its request. Without limiting any of the Company's obligations under this Agreement, the Registration Rights Agreement or the Securities, from and after the date of the Closing, neither the Company nor any person acting on its behalf shall take any action which would adversely affect any exemptions from registration under the Securities Act with respect to the transactions contemplated hereby.

4.3 Use of Proceeds. The Company shall use the cash proceeds from the sale of the Securities for (i) payments to cure arrears on real estate defaults, (ii) the payment of $180,000 to Neal F. Meehan in satisfaction of the Company's severance payment obligation, and (iii) payment in satisfaction of the Settlement Agreement and (iv) working capital.

4.4 Increase in Authorized Common Stock. Effective as of the Closing Date, the Company shall use its best efforts to take all necessary action to call a shareholders meeting and increase its authorized but unissued Common Stock as soon as practicable.

4.5 Expenses. The Company shall pay to each Purchaser, or at its direction, at the Closing (or, with the prior agreement of the Company, such Purchaser may withhold from the portion of the Subscription Amount otherwise payable by such Purchaser at the Closing), the amount of fees and expenses of legal counsel to such Purchaser incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and the other Agreements, up to a total maximum amount for all Purchasers combined of Ten Thousand Dollars ($10,000). Other than as set forth in this Section 4.5 or the other Agreements, each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the other Agreements.

4.6 D&O Insurance. Effective on the Closing Date and for a period of five years, the Company shall either (i) maintain in effect directors and officers liability insurance (covering both current and former officers and directors) or (ii) purchase tail coverage covering both current and former officers and directors in such amounts which are not less than those currently in effect, . Each member of the Board of Directors as of August 17, 2004 is expressly made a third party beneficiary of this provision.

4.7 Indemnification. The parties acknowledge that the Company has an indemnification agreement in place with each of its directors and each party acknowledges that these agreements remain in full force and effect. Further, the Company agrees that these agreements shall remain in effect and not be terminated. Each member of the Board of Directors as of August 17, 2004 is expressly made a third party beneficiary of this provision.

ARTICLE V

CERTAIN DEFINITIONS

    Certain Definitions. For the purposes of this Agreement the following terms have the respective meanings set forth below:

      "Agreements" means this Agreement, the Promissory Notes, the Registration Rights Agreement, the Shareholder Agreement, the Escrow Agreement and the Certificate of Designations.

      "Intercreditor Bridge Loans" means the loans described in the Amendment and Conversion Agreement.

      "Intercreditor Lenders" means the Lenders named in the Amendment and Conversion Agreement.

      "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

      "Regulation D" means Regulation D promulgated under the Securities Act.

      "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

      "Securities and Exchange Commission" means the U.S. Securities and Exchange Commission or any governmental body or agency succeeding to the functions thereof.

ARTICLE VI

CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL UNITS

6.1 Conditions to the Closing. The obligation of the Company hereunder to issue and sell the Series B Shares and Series B Warrants comprising the Units to a Purchaser at the Closing is subject to the satisfaction, as of the date of the Closing, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

(i) Such Purchaser shall have executed the signature page to this Agreement, the Registration Rights Agreement, the Shareholder Agreement and the Escrow Agreement and shall have delivered the same.

(ii) Such Purchaser shall have delivered the Initial Payment and its Promissory Note, if applicable, in the aggregate amount of the Subscription Amount.

(iii) The representations and warranties of such Purchaser shall be true and correct as of each date when made as though made at that time, and such Purchaser shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by such Purchaser at or prior to the Closing. Completion of the Closing shall constitute certification of these matters by such Purchaser.

(iv) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated by this Agreement.

6.2 Conditions to Option Closings. The obligation of the Company hereunder to issue and sell the Series B Shares and Series B Warrants comprising the Option Units to a Purchaser at any Option Closing is subject to the satisfaction, as of the date of the Option Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

(i) The Closing shall have been consummated.

(ii) The Purchaser shall not be in default under its Promissory Note.

(iii) Such Purchaser shall have delivered the applicable Option Purchase Price together with such other payments due and payable under the Promissory Note as of the Option Closing Date.

(iv) The representations and warranties of such Purchaser shall be true and correct as of each date when made as though made at that time, and such Purchaser shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by such Purchaser at or prior to the date of the Option Closing. Completion of an Option Closing shall constitute certification of these matters by such Purchaser.

(v) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS TO PURCHASER'S OBLIGATION TO PURCHASE UNITS

7.1 Conditions to the Closing. The obligation of a Purchaser hereunder to purchase the Series B Shares and Series B Warrants comprising the Units at the Closing is subject to the satisfaction of each of the following conditions, provided that these conditions are for each Purchaser's sole benefit and may be waived by a Purchaser at any time in a Purchaser's sole discretion:

(i) The Company shall have executed the signature page to this Agreement, the Registration Rights Agreement and the Escrow Agreement and delivered the same.

(ii) The Company shall have delivered to such Purchaser and the Escrow Agent the Series B Shares and Series B Warrants comprising the Units being purchased by such Purchaser at the Closing, registered in the name of such Purchaser.

(iii) The representations and warranties of the Company shall be true and correct as of each date when made as though made at that time and the Company shall have performed, satisfied and complied with the covenants and agreements required by this Agreement to be performed or complied with by the Company at or prior to the Closing. Completion of the Closing shall constitute certification of these matters by the Company.

(iv) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

(v) Carl Albert, James S. Harrington and Lawrence Diamant shall have resigned as directors of the Company, the remaining directors shall have elected Raymond Yu, Dr. Fred Balister and Izar Fernbach, as three of the four nominees pursuant to the Shareholder Agreement, to serve in their place and stead as three of the four directors to be elected by the Series B Shares, effective as of the date of the Closing.

(vi) Neal F. Meehan shall have (a) delivered his written resignation as Chief Executive Officer effective on the Closing Date and (b) agreed to a severance payment of $180,000 payable in four equal monthly installments of $45,000 beginning on the Closing Date.

(vii) The Company shall have filed the Certificate of Designations with the Delaware Secretary of State.

7.2 Conditions to the Option Closings. The obligation of a Purchaser hereunder to purchase the Series B Shares and Series B Warrants comprising the Option Units on each Option Closing Date is subject to the satisfaction of each of the following conditions as of the Option Closing Date, provided that these conditions are for a Purchaser's sole benefit and may be waived by a Purchaser at any time in Purchaser's sole discretion:

(i) The Closing shall have been consummated.

(ii) The Company shall have delivered to such Purchaser the Series B Shares and Series B Warrants comprising the Option Units being purchased by such Purchaser at the Option Closing, registered in the name of such Purchaser.

(iii) The representations and warranties of the Company shall be true and correct as of each date when made as though made at that time and the Company shall have performed, satisfied and complied with the covenants and agreements required by this Agreement to be performed or complied with by the Company at or prior to the date of the applicable Option Closing. Completion of an Option Closing shall constitute certification of these matters by the Company.

(iv) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

ARTICLE VIII

GOVERNING LAW; MISCELLANEOUS

8.1 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to contracts made and to be performed in the State of California. The parties hereto irrevocably consent to the jurisdiction of the United States federal courts located in the Central District in the State of California and the state courts located in the County of Los Angeles in the State of California in any suit or proceeding based on or arising under this Agreement or the transactions contemplated hereby and irrevocably agree that all claims in respect of such suit or proceeding shall be determined in such courts. The parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. The parties further agree that service of process upon a party mailed by the first class mail shall be deemed in every respect effective service of process upon such party in any suit or proceeding arising hereunder. Nothing herein shall affect a party's right to serve process in any other manner permitted by law. The parties hereto agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

8.2 Counterparts. This Agreement may be executed in any number of counterparts and, notwithstanding that any of the parties did not execute the same counterpart, each of such counterparts (or facsimile copies thereof) shall, for all purposes, be deemed an original, and all such counterparts shall constitute one and the same instrument binding on all of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of a signature page of this Agreement.

8.3 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

8.4 Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless the provision held invalid shall substantially impair the benefit of the remaining portion of this Agreement.

8.5 Scope of Agreement; Amendments.

(a) This Agreement and the other Agreements set forth the entire agreement and understanding between the parties as to the subject matter hereof and thereof and supersede all prior discussions, negotiations, agreements and understandings (oral or written) with respect to such subject matter. This Agreement or any provision hereof may be (i) amended only by mutual written agreement of the Company and the Purchasers or (ii) waived only by written agreement of the waiving party. No course of dealing between or among the parties will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

(b) After an amendment or waiver becomes effective, it shall bind each holder of any Securities, regardless of whether such holder held such Securities at the time such amendment or waiver became effective, or subsequently acquired such Securities

8.6 Notice. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to duly given and received when delivered personally or transmitted by facsimile, one business day after being deposited for next-day delivery with a nationally recognized overnight delivery service, or three business days after being deposited as first class mail with the United States Postal Service, all charges or postage prepaid, and properly addressed to the party to receive the same at the address indicated below or at such other address as such party may have designated by advance written notice to the other parties. The addresses for such communications shall be:

If to the Company:

Aura Systems, Inc.

2335 Alaska Avenue

El Segundo, CA 90245

Attention: Chief Financial Officer

Facsimile No.: (310) 643-8719

If to a Purchaser:

To the address designated by each Purchaser on the signature page of this Agreement, with a copy (which shall not constitute notice hereunder) to its counsel designated on the signature page, if any.

Each party shall provide notice to the other parties of any change in address.

8.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and each Purchaser and its successors and assigns. The provisions hereof which are for each Purchaser's benefit as purchaser or holder of the Securities are also for the benefit of, and enforceable by, any subsequent holder of such Securities.

8.8 Third Party Beneficiaries. Except as set forth in Sections 4.6 and 4.7 hereof, this Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

8.9 Survival. The representations and warranties of each Purchaser and the Company shall survive the Closings hereunder and the covenants of the parties shall survive the Closings.

8.10 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other parties may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.11 Remedies. No provision of this Agreement providing for any remedy to any Purchaser shall limit any remedy which would otherwise be available to such Purchaser at law or in equity. Nothing in this Agreement shall limit any rights any Purchaser may have with any applicable federal or state securities laws with respect to the investment contemplated hereby. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Purchaser and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such and breach or threatened breach, a Purchaser shall be entitled, in addition to all other available remedies, to an order of specific performance, without the necessity of showing economic loss and without any bond or other security being required.

8.12 Termination. In the event that the Closing shall not have occurred on or before August 31, 2004, unless the parties agree otherwise, this Agreement shall terminate.

8.13 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person.

8.14 Failure or Indulgence Not Waiver. No failure or delay on the part of a party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

8.15 Publicity. As soon as is practicable following the Closing, the Company shall issue a press release with respect to the transactions contemplated hereby. The Company shall provide a draft of the press release to each Purchaser for review and comment not less than 24 hours prior to its release to the public.

    Independent Nature of Purchasers' Obligations and Rights. The obligations of a Purchaser under any of the Agreements are several and not joint with the obligations of any other Purchasers, and each Purchaser shall not be responsible in any way for the performance of the obligations of any other Purchasers under any of the Agreements. The decision of each Purchaser to purchase Securities pursuant to this Agreement has been made by such Purchaser independently of any other Purchasers and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or of any subsidiary which may have been made or given by any other Purchasers or by any agent or employee of any other Purchasers, and each Purchaser and its agents and employees shall have no liability to any other Purchasers (or any other person) relating to or arising from any such information, materials, statements or opinions. Each Purchaser acknowledges that it has the sophistication and ability to look out for its own interests and has independently made its own decision to purchase the Securities pursuant to this Agreement based upon such evaluation and information as it has deemed appropriate. Nothing contained herein or in any of the Agreements, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to the obligations contained in or the transactions contemplated by the Agreements. Each Purchaser acknowledges that no other Purchasers have acted as agent for such Purchaser in connection with making its investment hereunder and that no other Purchasers will be acting as agent of such Purchaser in connection with monitoring its investment or making any future investment decisions. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Agreements, and it shall not be necessary for any other Purchasers to be joined as an additional party in any proceeding for such purpose.

    Legal Representation.

      Each Purchaser acknowledge that (i) ICM Asset Management, Inc. has retained Paine, Hamblen, Coffin, Brooke & Miller LLP to represent only ICM Asset Management, Inc. and its affiliates (collectively "ICM") in connection with the Agreements and the transactions contemplated thereby, (ii) the interests of ICM may not necessarily coincide with the interests of any Purchaser or any other person, (iii) Paine, Hamblen, Coffin, Brooke & Miller LLP does not represent any person other than ICM, and (iv) each Purchaser has consulted with, or has had an opportunity to consult with, its own legal counsel and has not relied on Paine, Hamblen, Coffin, Brooke & Miller LLP for legal representation or advice in connection with the Agreements and the transactions contemplated thereby.

      Each Purchaser acknowledges that (i) the Company has retained Guth|Christopher LLP to represent only the Company in connection with the Agreements and the transactions contemplated thereby, (ii) the interests of the Company may not necessarily coincide with the interests of any Purchaser or any other person, (iii) Guth|Christopher LLP does not represent any person other than the Company, and (iv) each Purchaser has consulted with, or has had an opportunity to consult with, its own legal counsel and has not relied on Guth|Christopher LLP for legal representation or advice in connection with the Agreements and the transactions contemplated thereby.

    Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

    Additional Investors. Purchasers agree that at any time after the Closing until December 31, 2004, the Company shall have the right to continue the Offering to additional investors, up to the Maximum Offering Amount, provided that the terms and conditions for such investors are in no event more favorable to such investors than, the terms and conditions contained in this Agreement and provided that such purchases must be paid in full at the time of closing..

*** [NEXT PAGE IS SIGNATURE PAGE]***

IN WITNESS WHEREOF, the undersigned Purchasers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first above written.

COMPANY:

AURA SYSTEMS, INC.

By:_________________________________ Name:

Title:

[SIGNATURES OF PURCHASERS CONTINUED ON FOLLOWING PAGES]

"PURCHASER"
American friends of Karen Chava Bnai Levi

By _______________________________
Name: ____________________________
Title: ____________________________

Subscription Amount (USD): $900,000.00
(900 Units @ $1,000 per Unit)

Address: Aries Group attn: Z. Kurtzman
12100 Wilshire Blvd. Suite 705
Los Angeles, CA 90025
Facsimile: (310) 820-4118

Residence: Canada

"PURCHASER"

TripleNet, LLC

By ______________________________

Name: ___________________________

Title: ___________________________

Subscription Amount (USD): $500,000

(500 Units @ $1,000 per Unit)

Address: 800 W. Wieuca Road

Suite 150

Atlanta, GA 30342

Facsimile: (___) ___-____

Residence: Georgia

"PURCHASER"
_______________________________
Edgar Appleby
Subscription Amount (USD): $224,750.00
(224.75 Units @ $1,000 per Unit)

Address: Peacock Point
Locust Valley, NY 11560
Facsimile: (516) 674-3748
Residence: New York

"PURCHASER"
_______________________________
Yair Ben Moshe
Subscription Amount (USD): $1,909,155
(1909.155 Units @ $1,000 per Unit)

Address:
7250 Wilshire Blvd. Suite 101
Los Angeles, CA 90036
Facsimile: (323) 954-8848
Residence: California

"PURCHASER"
_______________________________
Zvi Kurtzman
Subscription Amount (USD): $909,155
(909.155 Units @ $1,000 per Unit)

Address: Aries Group attn: Z. Kurtzman
12100 Wilshire Blvd. Suite 705
Los Angeles, CA 90025
Facsimile: ____________________________
Residence: California

"PURCHASER"
_______________________________
Cipora Lavut

Subscription Amount (USD): $590,000.00
(590 Units @ $1,000 per Unit)

Address: Aries Group attn: Cipora Lavut
12100 Wilshire Blvd. Suite 705
Los Angeles, CA 90025
Facsimile: (310) 820-4118
Residence: California

"PURCHASER"
_______________________________
Anton d'Espous
Subscription Amount (USD): $100,000.00
(100 Units @ $1,000 per Unit)

Address: 22 Rue d'Bearn
9200 St. Cloud, France
92210
Facsimile: (___) ___-____
Residence: France

"PURCHASER"
_______________________________
Arthur J Schwartz
Subscription Amount (USD): $200,000.00
(200 Units @ $1,000 per Unit)

Address: Aries Group
12100 Wilshire Blvd. Suite 705
Los Angeles, CA 90025
Facsimile: (310) 820-4118
Residence: California

"PURCHASER"
_______________________________
Neal Kaufman
Subscription Amount (USD): $100,000.00
(100 Units @ $1,000 per Unit)

Address: Aries Group
12100 Wilshire Blvd. Suite 705
Los Angeles, CA 90025
Facsimile: (310) 820-4118
Residence: California

"PURCHASER"
_______________________________
David Maimon
Subscription Amount (USD): $2,109,155,
(2,109.155 Units @ $1,000 per Unit)

Address: P.O. Box 1406
Studio City, CA 91614

Facsimile: (323) 330-1390
Residence: California

"PURCHASER"

___________________________________

James F. Simmons

Subscription Amount (USD): $50,288

(50.288 Units @ $1,000 per Unit)

Address: c/o ICM Asset Management, Inc.

601 W. Main Avenue, Suite 600

Spokane, WA 99201

Facsimile: (509) 444-4500

Residence: Washington

"PURCHASER"

___________________________________

Shmuel Ben Moshe

Subscription Amount (USD): $200,000

(200 Units @ $1,000 per Unit)

Address: 7250 Beverly Blvd., Suite 101

Los Angeles, CA 90036

Facsimile: ( )

Residence: Israel

"PURCHASER"

___________________________________

Izar Fernbach

Subscription Amount (USD): $50,000

(50 Units @ $1,000 per Unit)

Address: 7250 Beverly Blvd., Suite 101

Los Angeles, CA 90036

Facsimile: ( )

Residence: Isreal

"PURCHASER"

___________________________________

Yaska Ginsberg

Subscription Amount (USD): $75,000

(75 Units @ $1,000 per Unit)

Address: P.O. Box 1406

Studio City, CA 91514

Facsimile: ( )

Residence: California

EXHIBIT A

CERTIFICATE OF DESIGNATIONS

EXHIBIT B

WARRANT

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

EXHIBIT D

SHAREHOLDER AGREEMENT

EXHIBIT E

FUNDING SCHEDULE

EXHIBIT F

AMENDMENT AND CONVERSION AGREEMENT

EXHIBIT G

SALE-LEASEBACK AGREEMENT

EXHIBIT H

SETTLEMENT AGREEMENT

EXHIBIT I

ESCROW AGREEMENT

EXHIBIT J

PROMISSORY NOTE

EXHIBIT K

SUPPLEMENTAL DISCLOSURE MEMORANDUM

The Company makes the following disclosures to supplement the information set forth in this Agreement and the SEC Reports:
    The Company has not filed with the SEC its Quarterly Report Form 10-Q for the first fiscal quarter ended May 31, 2004.
    The Company's common stock is listed on the OTC Bulletin Board under the symbol "AURA". From June through August 2003, as a result of its inability to timely file its Form 10-K for fiscal 2003, the Company's trading symbol on the OTC Bulletin Board was changed to "AURAE", and the common stock continued to be listed. Nasdaq held a hearing on August 18, 2004, to decide whether to terminate the listing on the OTC Bulletin Board. The Company is awaiting Nasdaq's decision. The Company's recent filing of the Form 10-K was a positive development but the continued delay in the filing of the Form 10-Q was a negative factor. There can be no assurance that the common stock will continue to trade on the OTC Bulletin Board.
    The Company has exhausted its cash and working capital. The Company has reduced operations to minimal levels and funded those operations with cash advances from prospective investors in this Offering.
    The Company plans to consummate this Offering concurrently with a sale a leaseback of its headquarters, the settlement of litigation with former management and the extension of certain outstanding notes. The Company refers to these transactions in most recent Annual Report on Form 10-K as the "2004 Recapitalization Transactions." Completion of the 2004 Recapitalization Transactions, including receipt of funding in this Offering, will provide the Company a more stable financial condition. However, the Company will continue to require forbearance of several creditors as it seeks to grow sales, and may require further financing to remain solvent or be forced into bankruptcy.
    Mr. David Rescino, the Company's interim CFO, resigned in July 2004. Mr. Rescino has agreed to assist the Company on a very limited basis with the completion and filing of the 2003 Annual Report on Form 10-K.
    The Company expects Mr. Meehan, the Company's CEO, to depart shortly after completion of the Offering and has renegotiated his severance agreement. His severance agreement originally called for one payment of $180,000 upon termination. The revised severance agreement requires four equal monthly payments of $45,000 each beginning on the Closing Date. The Company also awarded Mr. Meehan a warrant to purchase 10,000,000 shares of common stock on the same terms and conditions as the investors in this Offering.

EXHIBIT L

ACCREDITED INVESTOR DEFINITION

The following persons are deemed to be "accredited investors," and each Purchaser, by executing the within Securities Purchase Agreement, represents and warrants to the Company, that it is an accredited investor meeting one or more of the following criteria:

(1) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of purchase exceeds $1,000,000, or any entity with total assets in excess of $5,000,000; or

(2) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

(3) Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purposed of acquiring Units, with total assets in excess of $5,000,000; or

(4) Any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Units; or

(5) Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA") if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.